Exhibit 99.1
                     FIRST LITCHFIELD FINANCIAL CORPORATION

News Release
For Immediate Release

     First Litchfield Financial Corporation Announces First Quarter Earnings

Litchfield, Connecticut, May 12, 2008--First Litchfield Financial Corporation (trading symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), reported earnings for the three (3) months ended March 31, 2008. Earnings for the first quarter of 2008 totaled $499,000, which is an increase of 23.8% from first quarter 2007 earnings of $403,000. First quarter basic and diluted net income per share for 2008 was $.21 per share, as compared to $.17 basic and diluted net income per share for 2007.

President and CEO, Joseph J. Greco stated, "Earnings for the first quarter are consistent with our expectations of net interest income, earning assets and deposit growth. I am encouraged about the prospects for improving our net interest income based upon interest rates, the quality of earning assets, and our ability to grow our expanded branch infrastructure. In addition, the continued growth from our wealth management business and leasing operations are expected to enhance and contribute to the Bank's profitability."

Net interest income for the first quarter of 2008 totaled $3,577,000, an increase of $395,000 or 12.4% from the first quarter of 2007. The increase in net interest income for the first quarter of 2008 was due to increased income resulting from an improved mix of earning assets, and the growth of the loan and lease portfolio. Interest and dividend income for the first quarter of 2008 totaled $7,256,000, which was an increase of 5.5%, from the first quarter of 2007 interest and dividend income of $6,877,000. The increase is the result of a higher level of average earning assets resulting from loan and lease growth. Additionally, the emphasis on deposit growth and cost-efficient funding has helped to slow further margin erosion. Consistent with that goal, net loans and leases increased $3,873,000 over the first quarter 2007 amount. The increase of $425,000 in net interest income after the provision for loan and lease losses also reflects a $30,000 reduction in the amount of the provisions to the allowance for loan and lease losses for the first quarter ended March 31, 2008 as compared with the first quarter of 2007. The year-over-year reduction in the provision for loan and lease losses is reflective of strong asset quality. This asset quality comes from our adherence to prudent underwriting standards and our conviction that we will not compromise those standards in order to achieve loan growth.

Retail deposits, which excludes brokered deposits, increased $5,954,000 or 1.8% over their respective year-end levels. This increase is attributed to the Bank's expansion from the opening of three (3) new branches during 2006, as well as to an increasing emphasis on the development and retention of commercial, municipal and small business accounts. Money market deposits and time certificates of deposit increased $2,629,000 and $8,514,000, respectively, due to growth in the relationship money market deposit products and certificates of deposit.

Noninterest income for the three months ended March 31, 2008 totaled $856,000, up $61,000, or 7.7%, from noninterest income from the same period in 2007. Trust fee income totaled $340,000 which represents an increase of $10,000, or 3%, from the first three months of 2007. This increase is due to fees from the Company's growth in investment management services. Banking service charges and fees totaled $345,000, increasing $34,000 or 11% from the previous year, as a result of revenue opportunities from deposit accounts and cash management services.

Noninterest expense for the three months ended March 31, 2008 totaled $3,799,000, and represented an increase of $342,000, or 9.9%, from the same period of 2007. The launching of a market-wide, multimedia image campaign that featured print, radio, direct, billboards, and television advertising contributed to these increases.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating nine full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two in Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438

                        (selected financial data follows)

                        First Litchfield Financial Corp.

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                           March 31,
                                                 2008                 2007

Total Assets                                $ 534,026,000        $ 493,825,000
Loans and leases, net                         331,348,000          300,916,000
Investments                                   154,940,000          140,716,000
Deposits                                      341,572,000          343,192,000
Borrowings                                    157,750,000          119,769,000
Stockholders' equity                           27,443,000           26,749,000

Book value per share                                11.57                11.28
Tangible book value per share                       11.57                11.28
Leverage ratio                                       7.62%                7.72%
Shares outstanding                              2,371,700            2,370,423


                                                  For the Three Months Ended
                                                          March 31,
                                                 2008                  2007
Operating results:
Net interest income                         $   3,577,000        $   3,182,000
Securities (losses), net                           12,000              (14,000)
Total non-interest income                         856,000              795,000
Loan and lease loss provision                      75,000              105,000
Total non-interest expense                      3,799,000            3,457,000
Income before tax                                 559,000              415,000
Income tax expense                                (61,000)             (12,000)
Net income                                        499,000              403,000

Earnings per share (basic)                            .21                  .17
Return on average assets                              .38%                 .32%
Return on average equity                             6.91%                5.90%


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